EXHIBIT 99.3

                           [GOLDMAN, SACHS LETTERHEAD]

PERSONAL AND CONFIDENTIAL

February 9, 1999

Board of Directors
The Vincam Group, Inc.
10200 Sunset Drive
Miami, FL  33173

Re:   Registration Statement of
      Automatic Data Processing, Inc. (Filed on February 9, 1999)

Gentlemen:

Reference is made to our opinion letter dated February 8, 1999 with respect to the Agreement and Plan of Merger dated as of December 3, 1998 among Automatic Data Processing, Inc. ("Buyer"), ADP Acquisition Corp. (Florida), a wholly owned subsidiary of Buyer, and The Vincam Group, Inc. (the "Company").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Buyer has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Vincam's Financial Advisor", "The Merger - Background", "The Merger - Recommendation of the Board; Vincam's Reasons for the Merger", "The Merger - Opinion of Financial Advisor to Vincam", "The Merger Agreement - Representations and Warranties" and "The Merger Agreement - Conditions to the Merger" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)